Exhibit 99.1

Barnes & Noble Reports Third Quarter Financial Results

Full Year Earnings Guidance Now Forecast at $1.30 to $1.60 Per Share

NEW YORK--(BUSINESS WIRE)--November 20, 2008--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for the third quarter ended November 1, 2008. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.25 per share for stockholders of record at the close of business on December 10, 2008, payable on December 31, 2008.

Sales for the third quarter were $1.1 billion, a 4.4% decrease compared to the prior year. Barnes & Noble store sales decreased 4.4% to $971 million, with comparable store sales decreasing 7.4% for the quarter. Barnes & Noble.com sales were $109 million for the quarter, a 2.0% comparable sales increase compared to the prior year.

Bestselling titles during the quarter included Stieg Larsson’s The Girl with the Dragon Tattoo, Alice Schroeder’s The Snowball, Thomas L. Friedman’s Hot, Flat and Crowded, Maya Angelou’s Letter to My Daughter and Vince Flynn’s Extreme Measures.

The third quarter net loss was $18.4 million or $0.34 per share. Included in the third quarter results was a non-cash after-tax impairment charge of $7.0 million, or $0.13 per share, to reduce the asset carrying value of certain store locations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Excluding this charge, the third quarter net loss was $0.21 per share. Last year, the company recorded an after-tax store impairment charge of $3.5 million in the fourth quarter.

For the thirty-nine weeks ended November 1, 2008, the company had a net loss of $5.2 million as compared to net income of $20.8 million in the prior year. The net loss includes the third quarter charge noted above as well as a $5.0 million after-tax charge from the first quarter relating to a tax settlement. Excluding these charges, the company achieved net income of $6.8 million year-to-date.

“A significant drop off in customer traffic and consumer spending impacted our business in the third quarter," said Steve Riggio, chief executive officer of Barnes & Noble, Inc. “In a challenging environment with a comparable store sales decline of 4.6% this year, the company has aggressively managed expenses to operate profitably. Furthermore, the company is taking measures to reduce expenses for the balance of this year and next.”

“On a positive note,” continued Steve Riggio, “our gross margins continue to hold up well. We have scrupulously avoided driving unprofitable top line sales growth with additional coupon promotions and extra discounting. Additionally, the company remains focused on producing cash flow. We are managing our working capital efficiently, which is evident in the reduction of $107 million of inventory compared to last year. The company expects to have no borrowings at year end under its $850 million revolving credit facility. Maintaining a strong balance sheet remains a major priority in this negative economic cycle.”

GUIDANCE

While it is difficult to forecast sales with any certainty in the current retail environment, the company is reducing its full year sales and earnings forecasts based on the negative sales trends to date.

For the fourth quarter, the company expects comparable store sales at Barnes & Noble stores to decline 6% to 9%. Fourth quarter earnings per share is expected to be in a range of $1.40 to $1.70. For the full year, the company now expects comparable store sales at Barnes & Noble stores to decline 5% to 6%. Full year earnings per share is expected to be in a range of $1.30 to $1.60, compared to previous guidance of $1.70 to $1.90.

As of November 1, 2008, the company operated 728 Barnes & Noble stores and 71 B. Dalton stores. During the third quarter, nine Barnes & Noble stores were opened and four were closed. Two B. Dalton stores were closed during the quarter.

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, November 20, 2008, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

Barnes & Noble, Inc. will report holiday sales on or about January 8, 2009.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 799 bookstores in 50 states. The company is the nation’s top bookseller in quality, and for the fifth year in a row, the top bookseller brand, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended		39 weeks ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007

Sales	$1,123,368	1,175,521	3,505,277	3,565,134
Cost of sales and occupancy	787,142	820,567	2,447,074	2,514,412
Gross profit	336,226	354,954	1,058,203	1,050,722
Selling and administrative expenses	318,878	303,125	929,211	902,342
Depreciation and amortization	45,032	41,870	130,574	128,808
Pre-opening expenses	3,310	5,657	11,013	9,293
Operating profit (loss)	(30,994)	4,302	(12,595)	10,279
Interest income (expense), net	(1,500)	848	(1,676)	5,543
Income (loss) before taxes and minority interest	(32,494)	5,150	(14,271)	15,822
Income taxes	(12,981)	2,060	(5,667)	(1,671)
Income (loss) before minority interest	(19,513)	3,090	(8,604)	17,493
Minority interest	1,096	1,287	3,372	3,265
Net income (loss)	$(18,417)	4,377	(5,232)	20,758

Income (loss) per common share:
Basic	$(0.34)	0.07	(0.09)	0.32
Diluted	$(0.34)	0.07	(0.09)	0.31

Weighted average common shares outstanding
Basic	54,410	63,006	55,409	64,529
Diluted	54,410	66,131	55,409	68,037

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	70.1%	69.8%	69.8%	70.5%
Gross profit	29.9%	30.2%	30.2%	29.5%
Selling and administrative expenses	28.4%	25.8%	26.5%	25.3%
Depreciation and amortization	4.0%	3.6%	3.7%	3.6%
Pre-opening expenses	0.3%	0.5%	0.3%	0.3%
Operating profit (loss)	-2.8%	0.4%	-0.4%	0.3%
Interest income (expense), net	-0.1%	0.1%	0.0%	0.2%
Income (loss) before taxes and minority interest	-2.9%	0.4%	-0.4%	0.4%
Income taxes	-1.2%	0.2%	-0.2%	0.0%
Income (loss) before minority interest	-1.7%	0.3%	-0.2%	0.5%
Minority interest	0.1%	0.1%	0.1%	0.1%
Net income (loss)	-1.6%	0.4%	-0.1%	0.6%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	November 1, 2008	November 3, 2007	February 2, 2008

ASSETS
Current assets:
Cash and cash equivalents	$16,830	20,219	361,047
Receivables, net	99,277	109,722	112,199
Merchandise inventories	1,558,101	1,665,533	1,366,858
Prepaid expenses and other current assets	128,441	126,770	125,577
Total current assets	1,802,649	1,922,244	1,965,681

Property and equipment:
Land and land improvements	9,324	3,247	3,247
Buildings and leasehold improvements	1,100,351	1,038,416	1,055,870
Fixtures and equipment	1,387,569	1,295,887	1,341,568
	2,497,244	2,337,550	2,400,685
Less accumulated depreciation and amortization	1,658,314	1,526,831	1,576,052
Net property and equipment	838,930	810,719	824,633

Goodwill	251,224	256,594	255,290
Intangible assets, net	84,580	89,087	87,987
Deferred taxes	103,134	104,384	102,633
Other noncurrent assets	10,812	11,812	13,602
Total assets	$3,091,329	3,194,840	3,249,826

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$943,703	1,055,151	854,671
Accrued liabilities	593,369	576,193	735,496
Total current liabilities	1,537,072	1,631,344	1,590,167

Long-term debt	126,500	24,600	-
Deferred taxes	173,496	160,273	173,496
Other long-term liabilities	392,854	382,663	399,390

Minority interest	7,832	6,563	12,053

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares authorized; 87,637, 86,500 and 86,754 shares issued, respectively	88	86	87
Additional paid-in capital	1,257,744	1,222,362	1,233,343
Accumulated other comprehensive loss	(11,044)	(6,673)	(9,523)
Retained earnings	654,231	591,260	696,861
Treasury stock, at cost, 33,061, 25,546 and 26,461 shares, respectively	(1,047,444)	(817,638)	(846,048)
Total shareholders' equity	853,575	989,397	1,074,720
Commitments and contingencies	-	-	-
Total liabilities and shareholders' equity	$3,091,329	3,194,840	3,249,826

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Barnes & Noble, Inc.
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer
jlombardi@bn.com